Exhibit 99.(r)(3)

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I.	CODE OF ETHICS – RULE 17J-1

Rule 17j-1 under the Company Act requires investment advisers to registered investment companies to adopt a written code of ethics reasonably designed to prevent Access Persons from engaging in unlawful actions. In order to comply with Rule 17j-1, SEG has adopted this Code of Ethics (the “Code”).

For the purposes of this Code, all principals and regular employees of SEG with a SEG e-mail address, all consultants with access to SEG’s shared drive and Immediate Family Members of the foregoing are Access Persons. Temporary employees are also bound by the Code of Ethics.

SEG personnel must report any actual or potential violations of this Code to the CCO. The CCO will determine if an actual violation has occurred and, if so, will take appropriate corrective action. All material violations will be logged by the CCO, and the CCO will report all such violations involving the RIC Client to the Primary Adviser’s compliance department as required by the Sub- Advisory Agreement or applicable laws and regulations. On a quarterly basis, the CCO will certify to each RIC Client’s Board that SEG has adopted procedures to prevent Access Persons from violating the Code, and a report regarding any issues or any material violations of the Code.

A.	GENERAL STATEMENT OF PRINCIPLES

In recognition of the trust and confidence placed in SEG by RIC Clients, SEG has adopted the following principles to be followed by Access Persons:

1.	The interests of RIC Clients and their shareholders are paramount. You must place Clients’ interests before your own.

2.	You must effect all personal securities transactions in a manner that avoids any conflict between your personal interests and the interests of the RIC Clients or their shareholders.

3.	You must avoid actions or activities that allow you or your family to benefit from your position with SEG, or that bring into question your independence or judgment.

4.	You must not disclose material nonpublic information to others or engage in the purchase or sale (or recommend or suggest that any person engage in the purchase or sale) of any security to which such information relates.

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B.	GENERAL PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION

Access Persons may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any RIC Client:

1.	Employ any device, scheme, or artifice to defraud the RIC Client;

2.	Make any untrue statement of a material fact to the RIC Client or omit to state a material fact necessary in order to make the statements made to the RIC Client, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the RIC Client; or

4.	Engage in any manipulative practice with respect to the RIC Client.

C.	PERSONAL TRADING POLICY

SEG employees must adhere to the Personal Investment Policy in the Code of Conduct and Regulatory Compliance Manual. The Personal Investment Policy is included as Appendix B to this Procedures Manual. Unless otherwise noted, all defined terms have the same meaning as in the Code of Conduct and Regulatory Compliance Manual and all references to forms and other attachments should be considered references to the relevant forms and attachments in the Code of Conduct and Regulatory Compliance Manual. The Personal Investment Policy expressly restricts SEG employees from purchasing any registered open-end investment company to which SEG serves as adviser or sub-adviser and any affiliated funds or investment products of such investment company.

D.	INSIDER TRADING POLICY

SEG employees must adhere to the Insider Trading Policy in the Code of Conduct and Regulatory Compliance Manual. This policy is set forth below. Unless otherwise noted, all defined terms have the same meaning as in the Code of Conduct and Regulatory Compliance Manual and all references to other policies and attachments should be considered references to the relevant policies and attachments in the Code of Conduct and Regulatory Compliance Manual.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material nonpublic information (“MNPI”) by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, SEG has instituted procedures to prevent the misuse of MNPI.

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While this policy is set forth in terms reflecting United States law, SEG’s prohibition on insider trading applies to trading on exchanges outside the US as well, where laws may be even more stringent. Specific guidance pursuant to the European Market Abuse Regulation (“MAR”) is set forth in SEG’s Market Abuse Policy for EU-Related Trading (See SEG’s Code of Conduct and Regulatory Compliance Manual).

The prohibition against insider trading is a creature of federal statutes and rulemaking and the common law interpretation of those statutes and rules. Insider trading can generally be defined as trading, either personally or on behalf of others, on the basis of MNPI obtained in breach of a duty of trust or confidence or communicating such MNPI to others in violation of the law. US securities laws have been interpreted to prohibit the following activities:

•	trading by an insider while in possession of MNPI;

•	trading by a non-insider while in possession of MNPI, where the information was misappropriated by or disclosed to the non-insider in violation of the tipper’s duty to keep it confidential;

•	trading by a non-insider while in possession of MNPI obtained through unlawful means, such as computer hacking; or

•	disclosing MNPI to others in breach of a duty of trust or confidence or recommending a securities transaction to others while in possession of MNPI.

The SEC has also recently sought to expand insider trading liability under the “shadow trading” theory of liability. Under the shadow trading theory, trading on MNPI that indirectly affects the price of another security of an economically linked business may give rise to insider trading liability.

SEG’s Insider Trading Policy applies to all of its employees. Any questions should be directed to the General Counsel (the “GC”) or his designee.

Whom Does the Policy Cover?

This policy covers all of SEG’s employees, both full time and part time (including interns) (“Covered Persons”), as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Covered Person is an officer, director or 10% or greater stockholder, and a partnership of which the Covered Person is a partner unless the Covered Person has no direct or indirect control over the partnership.

Where an SEG employee serves as an officer or director of a publicly traded company in the Firm’s investment portfolio, special procedures are warranted. First, the employee must ensure that the Legal/Compliance Department is aware of and has approved the relationship. Second, the Firm will place the company on its Do Not Trade list to ensure that any trades in the company’s stock are preapproved by Legal/Compliance. In such circumstances, Legal/Compliance must confirm that any restrictive trading window applicable to officers and directors is open, and check with the affiliated employee for possession and any internal or

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external disclosure of MNPI. Legal/Compliance shall document these efforts in connection with any authorized trading in the company’s securities.

The restrictions in this policy regarding trading while in possession of MNPI shall continue to apply even after a Covered Person’s services to or employment with SEG terminates. If a Covered Person is in possession of MNPI at the time of such termination, he or she may not trade in the security to which the information relates until one full trading day after the information is released to the public.

What Information is Material?

Information generally is deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.

Examples of potentially material information include, but are not limited to:

•	projections that significantly differ from external expectations
•	dividend or earnings announcements
•	write-downs or write-offs of assets
•	additions to reserves for bad debts or contingent liabilities
•	expansion or curtailment of company or major division operations
•	significant changes in senior management
•	merger, acquisition, disposition, or joint venture announcements
•	new product or service announcements
•	discovery or research developments
•	criminal, civil and government investigations and indictments
•	pending labor disputes
•	debt service or liquidity problems
•	changes in debt ratings
•	bankruptcy or insolvency problems
•	tender offers, stock repurchase plans or other proposed capital share transactions
•	recapitalization
•	results of any clinical trials or FDA drug approval determinations

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company or the securities of several companies. The misuse of MNPI applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate directly to a company’s business. For example,

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material information about the contents of an upcoming newspaper column may affect the price of a company’s security, and therefore be considered material.

What Information is Nonpublic?

In order for issues concerning insider trading to arise, information must not only be material, but also nonpublic. “Nonpublic” information generally means information that has not been available to the investing public.

Once material nonpublic information has been effectively distributed to the investing public, it is no longer classified as material nonpublic information. However, the distribution of nonpublic information must occur through commonly recognized channels for the classification to change. In addition, not only must the information be publicly disclosed, but the public must also have adequate time to receive and digest the information. Every situation must be evaluated on a case- by-case basis to see if an adequate amount of time has passed. Employees must consult with the GC to make this determination. Lastly, nonpublic information does not change to public information solely by selective dissemination.

“Tippee” Liability for Receipt of MNPI

SEG’s employees must be aware that even where there is no expectation of confidentiality, a person may become subject to insider trading liability upon receipt of material nonpublic information. Whether the “tip” made to the employee makes him or her a “tippee” subject to insider trading liability depends on whether the tipper will benefit personally, either directly or indirectly, from the disclosure.

The “benefit” to the tipper need not be pecuniary in nature; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information, or it could be presumed from a close family relationship or other personal or professional. Individuals may also become tippees if they obtain material, nonpublic information by happenstance, at social gatherings, by overhearing conversations, etc. Because liability depends heavily on specific facts and circumstances, SEG expects its employees to always err on the side of caution and report to the GC or his designee any suspected receipt of MNPI.

In addition, federal prosecutors have begun pursuing insider trading cases under criminal statutes that do not require proof of any personal benefit to the tipper. While the legal status of this approach remains unsettled, the trend heightens the risk of criminal prosecution in situations where there may be little or no evidence of personal benefit to the tipper or knowledge of any such benefit by a downstream tippee.

Among the many ways an employee may receive MNPI is by being “brought over the wall” or “wall-crossed” by an underwriter seeking to market or obtain investor input in connection with a new issue of securities. Even where the underwriter represents that no MNPI will be communicated, no employee may agree to be brought over the wall (and thereafter receive confidential information) without express authorization of the GC or CCO or their designees. Any employee approached with an offer to be wall crossed must promptly direct the inquiry to

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Legal/Compliance, which will be responsible for further communications with the underwriter or issuer.

Penalties for Trading on Insider Information

Firms and individuals face severe penalties, both civil and criminal, if they engage in insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading may be levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow if an Employee Believes He or She has Received MNPI

If an employee has questions regarding the possible receipt of MNPI, he or she must inform the GC or his designee as soon as possible. The GC or his designee will conduct research and, if necessary, consult with outside counsel to determine whether any trading restrictions are warranted.

Following prompt reporting of potential MNPI to the GC or his designee, the employee:

•	shall not proceed with any related research or trading until the GC or his designee has informed the employee of the appropriate course of action.
•	shall not discuss the potential MNPI with colleagues, supervisors, managers or anyone either inside or outside of the Firm unless specifically pre-cleared by the GC or his designee to do so; and
•	shall not recommend or engage in the purchase or sale of securities to which such nonpublic information pertains while that information remains nonpublic.

Additional Requirements

Given the severe penalties imposed on individuals and firms engaging in insider trading, and in addition to the procedures set forth above, employees:

•	shall not, unless specifically pre-cleared by the GC or his designee, trade the securities of any company of which they are deemed insiders or temporary insiders.
•	shall not engage in securities transactions of any company except in accordance with SEG’s Personal Investment Policy and the securities laws.
•	shall submit personal security trading reports in accordance with SEG’s Personal Investment Policy.
•	shall never agree to obtain inside information or keep information in confidence without notice to and prior approval of the GC or CCO or their respective designees, including in response to wall-crossing or market sounding opportunities.
•	shall not engage in securities transactions of any company on SEG’s restricted trading list.
•	shall participate in periodic insider trading training as directed by the Legal/Compliance Department.

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•	shall conduct all investment research in accordance with SEG’s Research Policies and Procedures, including the Alternative Data Policy and ESG Investment Policy contained therein, as periodically amended; and
•	shall report to the GC or CCO, or their respective designees any actual or suspected violations of the Insider Trading Policy, as well as any requests by another employee to engage in conduct that would violate the policy. Failure to report may result in disciplinary action, including dismissal.

Private Placement Transactions

SEG may participate in private equity, PIPEs (private investment in public equity), or similar private placement transactions. In connection therewith, SEG may receive MNPI as part its due diligence. In order to ensure that no employee evaluating the transaction receives or becomes aware of such MNPI: (1) all due diligence materials provided by the issuer or on its behalf shall first be sent to the GC or his designee; and (2) the GC or his designee shall review the information and remove or redact any documents or information that he or she believes could be considered MNPI. Any such participation in a PIPE transaction shall be in accordance with the applicable provisions of Regulation M including Rule 105 thereunder.

For private equity transactions, where the deal team receives confidential information pursuant to a non-disclosure agreement, the team must take all reasonable steps to restrict access to such information to members of the immediate deal team. Should the team wish to disclose any confidential information to other parties for evaluation of the transaction, the team must seek pre- approval from the GC or his designee, and, upon disclosure, ensure that the other parties are aware of applicable confidentiality restrictions. Should the team become aware of confidential information throughout the deal process that may be material to any publicly traded companies, the team will promptly notify the GC or his designee.

E.	RECORDKEEPING REQUIREMENTS

SEG will maintain the following records in accordance with Rule 17j-1:

1.	A copy of the current Code and each Code that was in effect at any time within the past five years must be maintained in an easily accessible place;

2.	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3.	A copy of each report made by an Access Person pursuant to the Code must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

4.	A record of all Access Persons, currently or within the past five years, must be maintained in an easily accessible place;

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5.	A copy of each report required by this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.	A record of any decision and the reasons supporting the decision, to approve the acquisition by Access Persons of an IPO or other limited offering for at least five years after the end of the fiscal year in which the approval is granted.

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APPENDIX B

PERSONAL INVESTMENT POLICY FOR SELECT EQUITY GROUP, L.P.

Personal Investment Policy

SEG has adopted a Personal Investment Policy (“PIP”) relating to personal securities transactions that, combined with other provisions of the Code of Conduct, is intended to satisfy the applicable requirements of Rule 204A-1 under the Advisers Act as well as Section 206 of the Advisers Act.

The PIP establishes standards and procedures for the detection and prevention of activities by which SEG personnel, having knowledge of the investments and investment intentions of SEG, may abuse their fiduciary duties with respect to any client, and addresses the types of conflict of interest situations contemplated by the federal securities laws. SEG’s PIP is based on the principle that the directors, officers and employees of SEG owe a fiduciary duty to clients to conduct personal securities transactions in a manner that does not interfere with client transactions or otherwise take unfair advantage of their relationship with clients. The PIP requires all SEG employees to adhere to this general principle and comply with all provisions of the PIP that apply to them.

A Securities Transaction Matrix and an Account Matrix are included as Attachments A and A-1, respectively, to assist with PIP compliance.

1.	Who is subject to SEG’s PIP?

•	Covered Persons: All officers, directors, employees and interns of SEG.[1]

•	Related Persons: Spouses and dependent children of Covered Persons (including registered domestic partners) as well as other family members living in a Covered Person’s household.

2.	Accounts Subject to SEG’s PIP

A.	Accounts requiring disclosure, ongoing holdings reporting and prior approval before transacting (“Personal Securities Accounts”) include:

i.	Personal securities accounts in the Covered Person’s name or accounts of which the Covered Person is a beneficial owner (see definition of Beneficial Ownership below) (but not including Discretionary Managed Accounts, as defined below);

ii.	All SEG-managed investments (Mulberry Street IMAs, the SEG Mulberry Street 401K benefit plan option, and limited partnership and general partnership interests of SEG private funds);

1 The CCO may, in her sole discretion, designate other persons not listed above as Covered Persons.

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iii.	Personal securities accounts in the name of any Related Persons (but not including Discretionary Managed Accounts, as defined below);

iv.	Personal securities accounts that the Covered Person or any Related Person directly or indirectly control or participate in, including by controlling or participating in investment decisions;

v.	Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest and power to effect investment decisions; and

vi.	Any brokerage account that holds cash if it could hold securities, even if it does not presently hold any securities.

B.	Accounts requiring disclosure but not requiring ongoing holdings reporting or prior approval before transacting include:

i.	Accounts at mutual fund companies that hold shares of open-end mutual funds.

ii.	Fully discretionary accounts managed by an unaffiliated investment manager, where: (i) for Covered Persons and Related Persons, the Covered Person provides documentation that the accounts are discretionary and receives permission from the CCO or her designee to exempt such accounts;[2] and (ii) the Covered Person provides initial and quarterly certification that there has been no communication between the adviser to the account and the Covered Person or Related Person with regard to investment decisions prior to execution (“Discretionary Managed Accounts”).

iii.	Accounts that are restricted from purchasing Covered Securities (e.g., certain 529 Plans, 401K plans) and/or are limited to effecting transactions in automatic investment plans.

iv.	Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest but no power to effect investment decisions.

3.	Covered Securities

“Covered Securities” under this Code of Conduct are stocks, bonds, shares of registered closed-end mutual funds, shares of exchange-traded funds (“ETFs”), debentures and other evidence of indebtedness, including senior debt and subordinated debt, investment contracts, commodity contracts, futures and all derivative instruments such as options, warrants and indexed instruments, and, in general, any interest or instrument commonly known as a security.

Covered Securities include: (i) any security that is “related” to a Covered Security because its value is derived from the value of a Covered Security (e.g., a warrant, option or an indexed instrument); and (ii) any registered open-end investment company to which SEG serves as adviser or sub-adviser and any affiliated funds or investment products of such investment company.

2 In each place in the PIP where the CCO’s permission is required, the CCO must receive permission from the GC for her personal transactions.

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Covered Securities also include virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of Securities and Exchange Commission (the “SEC”)-registered initial coin offerings (“ICOs”). For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an SEC-registered ICO are not Covered Securities.

For purposes of this policy, the definition of Covered Security does not include shares of registered open-end investment companies other than ETFs, shares of registered open-end unit investment trusts other than ETFs, U.S. Treasury obligations, mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements or other money market instruments.

4.	Beneficial Ownership[3]

You are considered to have “Beneficial Ownership” of Covered Securities if you have or share a direct or indirect “Pecuniary Interest” in the Covered Securities.

You have a “Pecuniary Interest” in Covered Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Covered Securities.

The following are examples of an indirect Pecuniary Interest in Covered Securities:

1.	Covered Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Covered Securities will not provide you with any economic benefit.

“Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, any significant other covered by an employee benefits plan, and any child covered by an adoptive relationship.

2.	Your interest as a general partner in Covered Securities held by a general or limited partnership.

3.	Your interest as a manager-member in the Covered Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Covered Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Covered Securities held by the entity.

3 This section provides a summary of the meaning of “Beneficial Ownership.” For purposes of the PIP, “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

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The following circumstances constitute Beneficial Ownership by you of Covered Securities held by a trust:

1.	Your ownership of Covered Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.	Your ownership of a vested interest in a trust.

3.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

5.	Restrictions

The following restrictions apply to trading for Personal Securities Accounts of Covered Persons and Related Persons:

1.	The CCO, or her designee, shall have authority and sole discretion to approve or restrict any Covered Person transaction in a Covered Security. This authority and discretion applies to transactions in all Personal Securities Accounts, including all SEG-managed accounts or funds, which may in certain circumstances, in order to comply with SEG’s fiduciary duties and SEG’s principle of placing the interests of its clients ahead of its own, cause SEG employees to have less liquidity than SEG clients in SEG-managed accounts or funds.

2.	Transactions in Covered Securities must be for investment purposes rather than for speculation. Consequently, Covered Persons may not engage in the purchase and sale, or sale and purchase, of the same or equivalent securities within a period of sixty (60) calendar days (i.e., short term trading). However, with the prior written approval of the CCO or GC or their designee, a Covered Person may execute a short-term trade that results in a loss or in break-even status. Related Persons shall be subject to a thirty (30) day holding period.

3.	No Covered Person may purchase in a Personal Securities Account any Covered Securities, except ETFs, private equity interests, SEG-managed accounts or funds, or shares of registered closed-end mutual funds. This prohibition does not apply to Discretionary Managed Accounts. A Covered Person may seek pre-approval to sell existing holdings of Covered Securities.

4.	No Covered Person may purchase or sell any security represented in any account to which SEG serves as investment adviser for a minimum of seven (7) calendar days prior to, and a minimum of seven (7) calendar days after, such security is purchased or sold on behalf of any SEG client.[4]

4 To be clear, the only type of Covered Security that a Covered Person may purchase that could overlap with a security in an SEG-managed account or fund would be an ETF. Covered Persons are prohibited from purchasing other types of publicly traded Covered Securities which could overlap with holdings in an SEG-managed account or fund.

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5.	No transaction for a Personal Securities Account may be made in Covered Securities acquired pursuant to an initial public offering.

6.	Covered Securities offered pursuant to a private placement may not be purchased for Personal Securities Accounts without the approval of the CCO or her designee. Any Covered Person receiving approval to acquire Covered Securities in a private placement must disclose that investment when the Covered Person participates in an SEG client’s subsequent consideration of an investment in such issuer and any decision by or made on behalf of the SEG client to invest in such issuer will be subject to an independent review by investment personnel of SEG with no personal interest in the issuer.

7.	Covered Persons may not serve on the board of directors of any corporation (other than a not-for-profit corporation or a related SEG entity) without the prior approval of the Chairman or the GC and the CCO.

6.	Prohibited Recommendations

No Covered Person shall recommend or execute any securities transaction for any client account, without having disclosed, in writing, to the Chairman (or, in the case of the Chairman, to the GC or CCO) any direct or indirect interest in such securities or issuers. The interest requiring such disclosure could be in the form of:

1.	Any direct or indirect beneficial ownership of any securities of such issuer;

2.	Any contemplated transaction by the person in such securities;

3.	Any position with such issuer or its affiliates; or

4.	Any present or proposed business relationship between such issuer or its affiliates and the person or any party in which such person has a significant interest.

7.	Transaction Approval Process

All transactions by Covered Persons and Related Persons in Covered Securities in Personal Securities Accounts must receive prior approval, with the exception of transactions by Related Persons in any registered open-end investment company to which SEG serves as adviser or sub-adviser and any affiliated funds or investment products of such investment company. To pre-clear a transaction, Covered Persons and Related Persons must submit a pre-approval request via the Firm’s electronic compliance system, setting forth the transaction details, including, where applicable, whether the request is for a Buy or Sell, the account number and the ticker symbol of the security.

The Firm’s electronic compliance system will either approve, deny or flag a pre-approval request for manual review by the CCO or her designee. The CCO or her designee endeavors to pre-clear transactions flagged for manual review promptly; however, transactions may not always be approved on the day on which they are received. Certain factors, such as time of day the order is submitted or length of time it takes to confirm there is no client activity, all play a role in the length of time it takes to pre-clear a transaction. A transaction that is approved must be completed on the

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day the approval is granted – unless the CCO or her designee has expressly authorized an exception – or the approval will lapse and become void. If approval is granted after market hours by the Firm’s electronic compliance system, the Covered Person will be permitted to complete the trade the following business day. The CCO or her designee may take any relevant consideration into account in determining whether to grant pre-clearance or restrict trading activities in Personal Securities Accounts.

The CCO or her designee may also revoke a pre-clearance at any time before the transaction takes place.

8.	Acknowledgement and Reporting

a.	Initial Holdings Report. Within 10 days of becoming a Covered Person, each Covered Person must submit to the Compliance Department a statement of all:

•	Covered Securities in which such Covered Person has any direct or indirect beneficial ownership as of the date of becoming a Covered Person;

•	Accounts at mutual fund companies that hold shares of open-end mutual funds;

•	Discretionary Managed Accounts;

•	Accounts that are restricted from purchasing Covered Securities (e.g., certain 529 Plans, 401K plans) and/or are limited to effecting transactions in automatic investment plans;

•	Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest, regardless of whether the Covered Person or Related Person has any power to effect investment decisions; and

•	Any brokerage account that holds cash if it could hold securities, even if it does not presently hold any securities.

•	Private placement interests of which you are a beneficial owner.

This statement must include (i) the title, number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of such Covered Person, and (iii) the date of submission by the Covered Person. Such information should be provided on the form attached as Attachment B – Acknowledgement and Initial Holdings Report.

b.	Quarterly Reports.

1.	Personal Securities Accounts. Each Covered Person must provide ongoing transaction and holdings reports via the Firm’s electronic compliance system approved by the CCO or her designee for all Personal Securities Accounts. In addition, Covered Persons must report any previously undisclosed transactions in Covered Securities, unless made for Discretionary Managed Accounts, within 30

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days after the close of the quarter in which the transaction occurred or certify that no such transactions took place.

Each transaction and holdings report must contain the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security involved, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected, the name of the broker, dealer or bank with or through which the transaction was effected, and the date the Covered Person submits the report.

2.	Discretionary Managed Accounts. Each Covered Person must submit a quarterly report via the Firm’s electronic compliance system approved by the CCO or her designee, within 30 days after the close of the relevant quarter, certifying that he or she has disclosed all Discretionary Managed Accounts and that he or she has not exercised influence or control over such account during the relevant reporting period.

c.	Annual Report.

Each Covered Person shall submit an annual report to the Compliance Department, via the Firm’s electronic compliance system approved by the CCO, showing as of a date no more than 45 days before the report is submitted: (1) all holdings in Covered Securities in which the Covered Person had any direct or indirect beneficial ownership (including the title, number of shares and principal amount of each security); and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Covered Person or Related Persons.

Any report submitted under the PIP may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

d.	Annual Acknowledgement.

All Covered Persons are required to certify annually that they have: (i) read and understood this PIP and recognize that they are subject to its terms and conditions; (ii) complied with the requirements of this PIP; and (iii) disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to this PIP.

9.	Confidentiality

The PIP provides that all information obtained from any person pursuant to the PIP shall be kept in strict confidence, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law, regulation or the PIP.

Revised and effective December 13, 2022

RIC Procedures | December 13, 2022	Page | 16

10.	Reporting Violations and Remedial Actions

SEG takes the potential for conflicts of interest caused by personal investing very seriously. As such, SEG requires its employees to promptly report any violations of the PIP to the CCO or her designee. Failure to report known or suspected violations of the PIP may result in disciplinary action, including dismissal. SEG’s management is aware of the potential matters that may arise as a result of this requirement and shall take action against any employee that seeks retaliation against another for reporting violations of the PIP.

If any violation of SEG’s PIP is determined to have occurred, the CCO may impose sanctions and take such other actions as she deems appropriate, including, without limitation, requiring reversal of the trades in question, requiring disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.

No person shall participate in a determination of whether he or she has committed a violation of the PIP or in the imposition of any sanction against himself or herself.

11.	Retention of Records

All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this PIP and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rules 204A-1 and 204-2 under the Advisers Act. The Compliance Department shall have the responsibility for maintaining records created under this PIP.

12.	Amendments

Unless otherwise noted herein, this PIP shall become effective as to all Covered Persons as of the date first written above. This PIP may be amended from time to time by SEG, and all amendments will be provided to Covered Persons.

Revised and effective December 13, 2022